                                                                   EXHIBIT 10.37

May 24, 1999





Mr. Kevin J. Surace
c/o General Magic, Inc.
420 North Mary Avenue
Sunnyvale, California 94086


Dear Kevin:

This will confirm our agreement, subject to approval of the Board of Directors, concerning your request for reassignment to the position of Advisor, Business Development and Strategy, effective May 17, 1999, and your concurrent resignation as an officer of General Magic, Inc., and resignation from the position of Executive Vice President, Business Development and Strategy. The parties acknowledge and agree that this reassignment shall not constitute a "termination without cause" within the meaning of the Retention Agreement between you and the company, dated February 5, 1999 (the "Retention Agreement").

As we discussed, you will continue as a full-time employee of General Magic through August 6, 1999. Commencing August 7, 1999, through and including May 5, 2000, you will serve as a part-time employee of the company, and will not be called on to work in excess of an average of approximately ten hours each week during the period. Effective May 6, 2000, we have agreed that your employment with General Magic will terminate.

As Advisor, Business Strategy and Development, you will report to me, and will devote your best efforts to such duties as my designee or I may assign you, consistent with your skills and experience. As we have discussed, these services will include the transition of your current management responsibilities to others in the company, and your continued attention to such business and strategic matters as I may direct. In addition, I will expect you to continue to advise and assist General Magic in pursuing strategic transactions with potential partners to be identified by me in writing within five (5) days of your execution of this letter agreement ("Target Partners"). As we have agreed, the list of such Target Partners may be modified or supplemented in the sole discretion of General Magic. Finally, I will look forward to your continued advice and counsel concerning the business of General Magic.

Kevin J. Surace
May 17, 1999
Page 2 of 7



From and after August 6, 1999, you shall be free to accept other work (as a consultant or employee), provided, however, that such work shall not interfere with your duties under this agreement, and further provided that you shall not accept or perform any work which is adverse to the interests of, or competitive with, General Magic. You have further agreed that, from May 17, 1999, through and including May 5, 2000 (the "Term"), and for a period of six months thereafter, you will not, on behalf of yourself or any other person or entity, directly or indirectly (i) recruit, solicit the services, or induce the solicitation of the services, of any of the employees, contractors or service providers of the company, or in any manner attempt to persuade any such person or entity to discontinue or in any way limit any relationship with the company,
(ii) induce any customer, partner or supplier of the company to discontinue or in any way limit its relationship with the company, or (iii) disparage the company, its business, products, services or employees. Finally, you agree not to make any public statement or statements to analysts or the press concerning General Magic, its business, prospects, products, services or employees without first obtaining written approval from General Magic.

During the Term, you will be compensated at your current base rate of pay, less all applicable state and federal payroll taxes, payable in accordance with company policy and procedures then in effect. During the Term, you also will be eligible to participate in company benefit programs on the same terms and conditions applicable to company employees during the same period, except that you shall not be eligible for a bonus under the Executive Bonus Compensation Plan for your work in 1999 and thereafter. In addition, from and after August 6, 1999, you will not be eligible to participate in the company's life, accident and long term disability insurance programs, or to accrue paid time off benefits. Should the reduction in your hours from and after August 6, 1999, trigger a termination of your medical, dental and vision benefits under applicable law or the company's insurance policies, General Magic will reimburse the amount of any COBRA premiums paid by you during the Term for continued group health insurance coverage under the company's plans. Finally, as we discussed, your stock options will continue to vest during the Term in accordance with the terms and conditions of the applicable option agreements, as amended by the Retention Agreement.

In the event that, either during the Term or at any time during the three-month period immediately following the expiration of the Term, General Magic concludes a private placement of the company's securities, a sale, merger, consolidation or other business combination of the company, or the formation of a joint venture (a "Transaction"), in each case with a Target Partner actively engaged by you in significant discussions during the Term, then General Magic shall pay you a fee in the amount of 1% of the consideration actually received by General Magic or its stockholders in connection with each such Transaction (the "Transaction Fee"), not to exceed an aggregate for all such Transactions of $1.0 million. Notwithstanding the foregoing, you shall not be entitled to a Transaction Fee with respect to any transaction contemplated by that certain Unified Messaging Services Agreement with Excite Inc., dated April 28, 1999.

Kevin J. Surace
May 17, 1999
Page 3 of 7

For the purposes of the foregoing paragraph, the term "consideration" shall mean and include (i) in the case of a private placement, the gross proceeds to General Magic at the closing of any debt or equity financing; (ii) in the case of a sale, merger, consolidation or other business combination, the cash, the market value (on the date of receipt) of marketable equity securities or interests, and the fair market value (on the date of receipt) of unmarketable equity securities or interests received by General Magic or its stockholders; and (iii) in the case of the formation of a joint venture, the fair market value of any capital and/or assets contributed to the joint venture by the Target Partner at the closing. Notwithstanding the foregoing, no Transaction Fee shall be due or payable to you with respect to development fees, license fees, royalties, advertising, service or other revenues received by General Magic pursuant to a Transaction with a Target Partner, or with respect to any future or contingent payments to be made to General Magic or its stockholders.

General Magic may refuse to discuss or negotiate a transaction with, or to permit you to contact or continue to communicate with, a Target Partner for any reason whatsoever, and may terminate negotiations with any such party at any time in its sole discretion. General Magic shall have the sole and absolute right to refuse any offer for any proposed transaction with a Target Partner, and to cease any further efforts to pursue any such transactions. Any such refusal shall not entitle you to any compensation hereunder, regardless of the reason or lack of reason therefor. In addition, absent written authorization from my designee or me, you shall have no authority to act for, bind or commit General Magic in any way.

We have agreed that you will work from your present office through August 6, 1999, and that you will thereafter relocate your office to your home or such other facility as we shall mutually agree.

General Magic will reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in connection with services provided by you hereunder (including any additional expenses necessary to establish a home office); provided that any expense in excess of $500 must first be approved in writing by me or my designee, and further provided that all requests for reimbursement must be accompanied by such supporting documentation as may be reasonably requested by the company.

You hereby acknowledge and agree that, except as provided by this agreement and Sections 3 through 7 of the Retention Agreement, no further, additional or other sums, benefits or consideration are due and owing, or will hereafter become due and owing, to you in consideration of your employment with the company.

You acknowledge and agree that you will continue to be bound by the terms of the Proprietary Rights and Information Agreement dated November 17, 1996, between you and General Magic, and that during the Term you also will continue to be subject to the company's employment policies, including the insider trading policy.

Kevin J. Surace
May 17, 1999
Page 4 of 7

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release General Magic, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against the Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of this letter agreement, including, but not limited to, any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or may have for liabilities arising from your actions within the course and scope of your employment for the company.

Except with respect to the obligations created by, acknowledged by or arising out of this agreement, General Magic, on behalf of itself, its affiliates, successors and assigns, and each of them, hereby releases you, your heirs, administrators, representatives, executors, successors and assigns, and each of them, of and from any and all claims, actions and causes of action, whether now known or unknown, which General Magic now has, ever had, or shall or may hereafter have against any of them based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, within the authorized course and scope of your employment or service as an officer of General Magic, occurring or existing at any time up to and including the date of this letter agreement.

In connection with the foregoing general release, the parties acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties hereby expressly waive and relinquish all rights and benefits that either has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. The parties acknowledge that either of them or their agents may hereafter discover facts or claims in addition to or different from those either now knows or believes to exist, but that each nevertheless intends to fully and finally settle all claims released herein.

Kevin J. Surace
May 17, 1999
Page 5 of 7

The parties further warrant and represent that neither has voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released this agreement.

This agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Except as otherwise provided herein, we shall settle any controversy, claim or cause of action arising out of or relating to your employment with the company, or the interpretation, performance or breach of this agreement, whether arising in tort, contract or otherwise, in accordance with the following procedures:

        o We shall attempt to resolve any disputes that may arise between us in connection with this agreement on an amicable basis through good faith discussions.

        o If we are not able to resolve any dispute through good faith discussions within thirty (30) days of one of us notifying the other of a dispute, we hereby agree to submit any disputes arising under this agreement to binding arbitration in Santa Clara County, California under the rules and auspices of the American Arbitration Association ("AAA"). We further knowingly and willingly hereby waive our respective rights to have any such disputes or claims tried to a judge or jury.

        o A single arbitrator shall be selected according to the AAA rules within thirty (30) days of submission of the dispute to AAA. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. We each shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the California Code of Civil Procedure.

        o The arbitrator shall have the power to enter any award that could be entered by a Judge of the Superior Court of the State of California sitting on the case without a jury. The arbitrator may also award, in his or her sole discretion, attorneys fees and costs to a party prevailing in whole or in part on any claim in the arbitration.

        o The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. The award from any binding arbitration shall be binding upon us and our successors and permitted assigns, whether or not one of us fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Nothing in this provision shall prevent either party from seeking injunctive relief from a court to avoid irreparable harm pending the outcome of arbitration.

Kevin J. Surace
May 17, 1999
Page 6 of 7



If any provision of this agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the remainder of this agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. We further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

You may terminate your employment hereunder immediately in the event that General Magic fails to make payment of any sums to which you are entitled under this agreement within fifteen days following written notice from you of delinquency. General Magic may terminate your employment under this agreement immediately for cause. For purposes of this paragraph the term "cause" shall mean: (i) theft, dishonesty, material misconduct, or intentional falsification of any employment or company records; (ii) failure to perform the duties assigned to you pursuant to this agreement, which failure is not cured within fifteen days following your receipt of a written warning from General Magic;
(iii) the material breach of your obligations under the fourth full paragraph of this letter agreement, or the Proprietary Rights and Information Agreement dated November 17, 1996; or (iv) your conviction (including any plea of guilty or nolo contendere) of a felony which causes material harm to the reputation and standing of the company, as determined in good faith by the Board of Directors.

In the event your employment is terminated pursuant to the preceding paragraph, you shall not be entitled to any further salary, benefits or other consideration hereunder (including the continued vesting of your stock options), other than to the extent due and payable prior to the effective date of termination, provided, however, that in the event your employment is terminated by you pursuant to the preceding paragraph, you shall be entitled to a Transaction Fee with respect to any Transaction concluded with a Target Partner within the three-month period immediately following the effective date of termination, but only if and to the extent that the aggregate of the Transaction Fees paid or payable to you hereunder are less than $1.0 million.

Sections 1 and 3 through 7 of the Retention Agreement are hereby incorporated in this letter agreement by reference as though set forth in full. The remaining terms of the Retention Agreement are hereby amended and superseded in their entirety by the terms set forth in this agreement. This letter agreement, together with the agreements between you and General Magic evidencing your options, and the Proprietary Rights and Information Agreement between you and General Magic dated November 17, 1996, constitute the entire understanding and agreement between you and General Magic with respect to the subject matter contained herein and therein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto.

Any waiver, modification or amendment of any provision of this agreement shall be effective only if in writing and signed by the parties hereto.

Kevin J. Surace
May 17, 1999
Page 7 of 7



Any notice required by this agreement shall be effective with three days of mailing, or immediately upon personal delivery or documented receipt of a facsimile transmission addressed as follows:

        If to General Magic, to the attention of the Chief Executive officer at:

               420 North Mary Avenue
               Sunnyvale, California  94086
               Facsimile:  408-774-4033

        If to you:

               726 Pierino Avenue
               Sunnyvale, California  94086
               Facsimile:  408-730-4721

This agreement is not assignable by either party, except that it may be assigned by General Magic in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the company. In the event of any such merger or transfer of assets, the surviving corporation or the transferee of General Magic's assets shall be bound by and shall have the benefit of the provisions of this agreement, and General Magic shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this agreement.

Lastly, Kevin, I am pleased that we have been able to accommodate your needs and those of your family, while at the same time addressing the requirements of the company. You have met the goals I had for you as General Manager of PNSD, and I very much appreciate all that you have done, and doubtless will continue to do, for General Magic.

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ Steven Markman
----------------------------------
Steven Markman


                                                   Acknowledged and agreed:


                                                   /s/ Kevin J. Surace
                                                   -----------------------------
                                                   Kevin J. Surace